EXHIBIT 16.1

Deloitte & Touche LLP
1700 Market Street
Philadelphia, PA 19103-3984
USA

Tel:+1 215 246 2300
Fax:+1 215 569 2441
www.deloitte.com

Deloitte.

April 8, 2004

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of GrafTech International Ltd.'s Form 8-K dated April 6, 2004, and we agree with the statements made therein.

Yours truly,

/s/  Deloitte & Touche LLP